Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the Effective Date by and between Sound Surgical Technologies Inc., a Delaware corporation (the “Company”), and Douglas D. Foote (“Executive”).

RECITALS

In order to induce Executive to serve as the Chief Financial Officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

Executive is willing to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth.

It is therefore hereby agreed by and between the parties as follows:

1. Employment.

1.1 Position. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term of this Agreement (as defined below) as its Chief Financial Officer (“CFO”). In his capacity as CFO, Executive shall report to the Chief Executive Officer of the Company.

1.2 Duties. Subject to the terms and conditions of this Agreement, Executive hereby agrees to be employed as the CFO and agrees to devote such full-time efforts (except for permitted vacation periods and reasonable periods of illness and other incapacity), to the best of his ability, experience, and talent, to the performance of services, duties, and responsibilities in connection therewith so that such performance shall be his primary business activity. Executive shall perform such duties and exercise such powers as the CEO shall from time to time reasonably delegate to him.

1.3 Other Service. Nothing in this Agreement shall preclude Executive from serving on boards of directors of other companies or trade organizations and participating in charitable, community or religious activities that do not substantially interfere with his duties and responsibilities hereunder.

1.4 Office. Executive’s primary office will be located in the Company’s facility located in Golden, Colorado or any other location reasonably acceptable to Executive.

2. Term.

2.1 Term of Employment. Executive’s term of employment under this Agreement shall commence as of the “Effective Date”, as defined below, and, subject to the terms hereof, shall terminate on the earlier of (i) April 30, 2006, or (ii) termination of Executive’s employment pursuant to this Agreement (the “Term”).

2.2 Effective Date. This Agreement shall be effective on the first business day following the date upon which the Company’s Initial Public Offering has been declared effective by the Securities and Exchange Commission (the “Effective Date”).

3. Compensation.

3.1 Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $16,666.67 per month commencing on the effective date of this Agreement. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

3.2 Incentive Bonus. Within ten (10) days following the Company’s receipt of the proceeds from the Initial Public Offering, Executive shall receive an incentive bonus in the amount of $100,000 as additional consideration for his services to the Company rendered before, and to be rendered during, the Term of this Agreement, including his services in connection with the Initial Public Offering.

4. Employee Benefits.

4.1 Employee Benefit Programs, Plans and Practices. The Company shall during the Term of this Agreement provide Executive with coverage under all employee pension and welfare benefit programs (to the extent permitted under any employee benefit plan) in accordance with the terms thereof, including, without limitation, the Company’s Severance Plan For Executives And Officers and the Company’s Change In Control Separation Benefits Plan, which the Company generally makes available to its senior executives. If the termination of Executive’s position would entitle Executive to receive benefits under Section 6.1 of this Agreement and under the Severance Plan for Executives and Officers or the Change in Control Separation Benefits Plan, Executive shall not receive benefits under this Agreement and such other plan, but shall receive benefits under this Agreement or such plan, whichever provides greater benefits to Executive.

4.2 All Purpose Leave. While employed hereunder, Executive shall be entitled to paid all purpose leave (“APL”) in the same amount as provided under the Company’s APL policy for the most senior executives of the Company, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder.

5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse Executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.

6. Termination of Employment.

6.1 Termination by Company. If Executive’s employment by the Company is terminated by the Company, with or without cause, Executive shall be entitled to receive Executive’s Base Salary for the remainder of the term of this Agreement, payable monthly per the normal payroll cycle; and

(b) continued coverage for the remainder of the term of this Agreement under any employee medical, health, and life insurance plans in accordance with the respective terms thereof applicable to active employees (other than the requirement of continued employment); provided, such continued coverage is permitted under such plans.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

6.2 Resignation by Executive. If, for any reason, Executive resigns from his position with the Company during the Term of this Agreement, the obligations of the Company under this

Agreement to make any further payments, or provide any benefits specified herein, shall terminate.

7. Indemnification. To the fullest extent permitted by the indemnification provisions of the certificate of incorporation and bylaws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions hereof, the Company shall (i) indemnify Executive, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if Executive shall be serving in such capacity at the Company’s written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by Executive in the defense of any proceeding to which Executive is a party because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of Executive under the Indemnification Provisions shall survive the termination of the employment of Executive by the Company.

8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Sound Surgical Technologies Inc.

Sound Surgical Technologies Inc.

13952 Denver West Parkway, Suite 150

Golden, CO 80401

Attn: Donald B. Wingerter, Jr.

with copies to:

Sound Surgical Technologies Inc.

Corporate counsel

To Executive:

Douglas D. Foote

8087 Lee Court

Arvada, CO 80005

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duty delivered as described above), and the third business day after the actual date of mailing hall constitute the time at which notice was given.

9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. The non-prevailing party shall bear the costs of any legal fees and other fees and expenses which may be incurred by the prevailing party in respect of enforcing its respective rights under this Agreement except as otherwise provided herein.

10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns, and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

12. Nondisclosure of Confidential Information: Non-Competition.

(a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation, or other entity any Confidential Information pertaining to the business of the Company, its subsidiaries, or its affiliates except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) as required by law. For purposes of this Section 12(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing, acquisition, and divestiture plans and other non-public, proprietary and confidential information of the Company, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).

(b) During the period of his employment hereunder and thereafter for the greater of one year or the period during which Executive receives benefits hereunder or under the Company Severance Plan for Executives and Officers, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender, or employee or in any other capacity, carry on, be engaged in, or have any financial interest in, any business in Competition (as defined in Section 12(c) of this Agreement) with the business of the Company and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or hire for the benefit of anyone, other than the Company, any person who is, or was at any time during the twelve (12) months immediately preceding the time of the solicitation or hiring by Executive employed by the Company (other than Executive’s secretary or other administrative employee who worked directly for him).

(c) For purposes of this Section 12, a business shall be deemed to be in “Competition” with the Company if it designs, manufactures, markets, or sells ultrasonic medical devices, accessories or supplies for use in the Company’s actual or contemplated field of business from the time Executive commenced employment with the Company and its predecessor, Sound Surgical Technologies LLC, through the last day of Executive’s employment with the Company.

(d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power, and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

Executive agrees that any breach of the covenant contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in equity, may seek an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and, upon the issuance of a preliminary injunction in favor of the Company, cease making any payments otherwise required by this Agreement; provided, however, that in the event a court of competent jurisdiction, which recognizes the validity of the provisions of this Section 12, finds Executive not to be in violation of the provisions of this Section 12, then the Company shall pay to Executive, in a lump sum, within ten days of such determination, all amounts that would have been payable to Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

13. Legal Expenses. In the event the Executive is required to hire counsel to negotiate on his behalf in connection with his termination or resignation from the Company upon the occurrence of a Change of Control, or in order to enforce the rights and obligations of the Executive as provided herein, the Company shall reimburse to the Executive all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by the Executive in seeking to enforce the terms hereof., if Executive prevails in such enforcement action.

14. Assistance in Litigation. At the request and expense of the Company (including payment based on the Executive’s last per diem earnings with the Company) for the time involved if the Executive is not then in the Company’s employ or receiving continuing Base Salary payments pursuant to Section 6 or the Severance Plan for Executives and Officers, and upon reasonable notice, the Executive shall, at all times during and for a period of five years after the Employment Period, furnish such information and assistance to the Company as it may reasonably require in connection with any issue, claim, or litigation in which the Company may be involved (other than any such issue, claim, or litigation with respect to which the Executive is a party adverse to the Company). During such period, the Executive shall provide such assistance at those times and places as may be reasonably requested by the Company and not unreasonably inconvenient to the Executive. The Executive shall not be required to provide such assistance for more than three consecutive days or for an aggregate of 15 days or more in any consecutive six-month period.

15. Provisions Concerning Exercise of Option Vesting. Unless the Company’s stock option plans then in effect are more favorable to the Executive, in which case they shall apply, upon the termination of Executive’s employment other than by resignation, Executive shall be provided a one-year period in which to exercise all vested options; provided, however that such period shall not extend beyond the tenth anniversary date of the date of the option grant.

16. Beneficiaries: References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, or estate, as the case may be. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

17. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 17 are in addition to the survivorship provisions of any other section of this Agreement.

18. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Colorado, without reference to rules relating to conflicts of law.

19. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company, its predecessor Sound Surgical Technologies LLC or any affiliate of the Company and Executive.

20. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

22. Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES) AND THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SOUND SURGICAL TECHNOLOGIES INC.		EXECUTIVE

By:	/s/ Donald B. Wingerter, Jr.	/s/ Douglas D. Foote
Name:	Donald B. Wingerter, Jr.	Name:	Douglas D. Foote
Title:	Chief Executive Officer	Title:	Chief Financial Officer